UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2005

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2730 Sand Hill Road, Suite 280 Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

(650) 233-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As of January 11, 2005, Digital Realty Trust, L.P., our operating partnership subsidiary of which we are the general partner, entered into a definitive purchase and sale agreement with an unrelated third party to acquire a property known as 833 Chestnut Street. 833 Chestnut Street is a 15-story re-developed historic building with 654,758 net rentable square feet located in downtown Philadelphia, Pennsylvania. The purchase price, which was determined through negotiations between our operating partnership and the seller, will be approximately $59.5 million to be paid in cash at closing. We expect that the purchase price will be funded with borrowings under our unsecured credit facility.

The purchase of the property is subject to numerous conditions, including the satisfactory conclusion by our operating partnership of its due diligence review of the property during an inspection period ending February 21, 2005. During the inspection period, our operating partnership has the right to terminate the purchase and sale agreement for any reason or for no reason.

Our operating partnership has committed to make total deposits of $1.0 million for the 833 Chestnut Street property, $500,000 of which has been deposited and the remainder of which will be deposited within three business days of the expiration of the inspection period. If our operating partnership elects to terminate the purchase and sale agreement after the end of the inspection period but prior to closing, the seller of this property will be entitled to receive the deposits (except under circumstances set forth in the purchase and sale agreement). If our operating partnership does not elect to terminate the purchase and sale agreement on or before February 21, 2005, the deposits will be credited toward the purchase price of the property.

During the inspection period, our operating partnership will have the opportunity to evaluate legal, title, survey, engineering, structural, mechanical, environmental, zoning, permit status, marketing and economic data, financial statements and information, property statements, loan documents and other documents and information related to the property.

There are no material relationships between us and the seller.

A tenant leasing approximately 99,145 square feet of this property has the right to terminate its lease at any time between February 1, 2006 and May 1, 2006. If the tenant exercises this right, it will be required to pay us the unamortized costs of tenant improvements, leasing commissions and certain other expenses.

Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements, including statements related to the closing of the acquisition of 833 Chestnut Street and to the expected source of funds. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include adverse economic or real estate developments in our markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions; failure to successfully operate acquired properties and operations; failure to maintain our status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by us with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ Michael F. Foust
Michael F. Foust
Chief Executive Officer

Date: January 18, 2005